UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Cracker Barrel Old Country Store, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cracker Barrel Old Country Store, Inc. (the “Company”) sent the following communication via e-mail to certain of its shareholders on November 17, 2020. This communication was also posted by the Company to www.CrackerBarrelShareholders.com.

November 17, 2020

Dear Fellow Shareholder:

We have spoken with many of you in recent months, and as always, we appreciate your insights and feedback. With our 2020 Annual Meeting coming up this Thursday, November 19th, I am writing to urge you to support our highly-qualified Board of Directors by voting for ALL of our board’s nominees on the WHITE proxy card.

We are proud of our long track record of performance for our shareholders, including total shareholder return of 520%1 over the last ten years, better than our peers and broader market indices2. We are also committed to capital allocation priorities that reward our shareholders – we have returned over $1.3 billion to shareholders3 through share repurchases and dividends since 2011.

This strong history of value creation is driven by our Board’s consistent strategic focus on our core business, while carefully expanding our footprint and looking for opportunities to extend our brand.

We believe the diverse experience of our Directors is critical to our past and future success. Our Directors have experience in restaurant/food services, hospitality, retail, capital allocation and complex operations, among others—most of it in senior leadership positions in large, complex public companies like our own. Nine of our ten directors are independent, and we have added four new directors over the past three years as part of our continuing succession and refreshment process.

Leading proxy advisory firms Institutional Shareholder Services, Glass Lewis & Co. and Egan-Jones Proxy Services recently recommended shareholders vote the white proxy card.

We believe that our current Board of Directors consists of the right individuals to continue our track record of value creation. We urge all shareholders to support our current Board by voting “FOR ALL” of our directors on the WHITE proxy card for the upcoming 2020 Annual Meeting of Shareholders. Please do not vote the gold proxy card provided by certain entities affiliated with Sardar Biglari.

Thank you for your support.

Sincerely,

Sandra B. Cochran

President and Chief Executive Officer

1 TSR calculated from 2/21/2010 to 2/21/2020 and includes reinvested dividends. 2/21/20 represents the unaffected date prior to the WHO warning of a potential global pandemic and a corresponding market sell-off

2 Outperformed Casual Dining peer median by 155+ p.p. (Evercore ISI Casual Dining peers include: Dine Brands, Denny’s, Darden, Brinker, Texas Roadhouse, Cheesecake Factory and BJ’s Restaurants; Dave & Buster’s and Bloomin’ Brands excluded from 10-year TSR as had not begun trading publicly) and outperformed S&P MidCap400 by 290+ p.p. (The S&P MidCap400 is an index for mid-sized companies, covering approximately 7% of the US equities market; the 7 restaurants captured in this index include Cracker Barrel, Papa John’s, Texas Roadhouse, Wendy’s, Jack in the Box, Wingstop and Dunkin).

3 From FY 2011 to FY 2020

If you have any questions or need assistance voting contact:

1212 Avenue of the Americas

New York, New York 10036

Banks and Brokers Call Collect: (212) 297-0720

All Others Call Toll Free: (877) 629-6357

Email: info@okapipartners.com

Important Additional Information

Cracker Barrel has filed a definitive proxy statement (the "Proxy Statement") and accompanying WHITE proxy card in connection with the solicitation of proxies for the 2020 Annual Meeting of Cracker Barrel shareholders (the "Annual Meeting"). Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at the Annual Meeting. Information regarding the names of Cracker Barrel's directors and executive officers and certain other individuals and their respective interests in Cracker Barrel by security holdings or otherwise is set forth in the Annual Report on Form 10-K of Cracker Barrel for the fiscal year ended July 31, 2020, and the Proxy Statement. To the extent holdings of such participants in Cracker Barrel's securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details regarding the nominees of Cracker Barrel's Board of Directors for election at the Annual Meeting are included in the Proxy Statement. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge in the Investors section of Cracker Barrel's corporate website at www.crackerbarrel.com.